Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Intchains Group Limited on Form S-8 (File No. 333-278211) and Form F-3 (File No. 333-279865) of our report dated March 18, 2024 on the consolidated statements of operations and comprehensive loss, changes in the shareholders’ equity, and cash flows of Intchains Group Limited for the year ended December 31, 2023, which appears in the Annual Report on Form 20-F of Intchains Group Limited for the year ended December 31, 2025. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Form F-3 (File No. 333-279865).

/s/ Mazars USA LLP

New York, New York

April 13, 2026